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                     MANUFACTURING AND FORMULATION AGREEMENT

         AGREEMENT made as of this 3rd day of October, 2000, between KMG-BERNUTH, INC., a Delaware corporation, having its principal office in Houston, Texas, (hereinafter referred to as "KMG") and GB BIOSCIENCES CORPORATION, a Delaware corporation, having its principal office in Wilmington, Delaware, (hereinafter referred to as "GB").

                                    RECITALS

         WHEREAS, GB manufactures and/or sells and markets a monosodium/-disodium methanearsonic acid based pesticide products line (commonly referred to as MSMA and DSMA products) in the United States and certain other countries (the "Arsonates Line");

         WHEREAS, GB and KMG and KMG's parent, KMG CHEMICALS, INC., a Texas corporation, have entered into that certain Asset Sale Agreement dated the date hereof by ("Asset Sale Agreement") which GB shall sell and KMG shall purchase the Arsonates Line of GB on the terms and conditions set forth therein; and

         WHEREAS, a condition of the purchase of the Arsonates Line by KMG is that GB manufacture and formulate certain MSMA products for sale to KMG for an interim period on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of mutual covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I
                MANUFACTURE OF TECHNICAL AND FORMULATED PRODUCTS

         1.1 GB shall manufacture active ingredient (monomethanearsonic acid) in accordance with the specifications set forth in SCHEDULE 1 ("Technical Product") and formulate Technical Product into the end-use products ("Formulated Products") described on and in accordance with the specifications set forth in SCHEDULE 2, and KMG shall purchase such Technical Product and Formulated Products, for the price and on the other terms and conditions set forth in this Agreement (Technical Product and Formulated Products are sometimes referred to collectively as "MSMA products"). Subject to the provisions of the Asset Sale Agreement, if requested by KMG, during the Term GB shall cause KMG to be a subregistrant under pesticide registrations pertaining to MSMA products held by GB or its affiliates.

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         1.2 GB shall manufacture and formulate MSMA products at its production facility ("Plant") located at 2239 Haden Road, Houston, Texas for KMG, and KMG shall purchase MSMA products from GB, until (i) GB shall have manufactured and formulated [omitted subject to a request for confidential treatment], subject to a 2% upward variance to facilitate batch production, of MSMA products (as determined from the Inventory Report, hereinafter defined and/or other reports generated by GB to reasonably verify such inventory amounts, and including Existing Inventory), or (ii) the expiration of thirty (30) days after receipt of written notice from KMG to GB that GB should cease manufacturing and formulating MSMA products or (iii) February 15, 2001, whichever is earliest ("Plant Shutdown"). GB agrees that it will use all commercially reasonable efforts to manufacture and formulate MSMA products at the Plant that, when combined with all Existing Inventory (hereinafter defined) shall be sufficient to satisfy clause (i) of the immediately preceding sentence prior to Plant Shutdown.

         1.3 Prior to Plant Shutdown, but subject to the storage limitations for Technical Product set forth in Section 4.1, GB agrees to allocate its production of MSMA products among Technical Product and particular Formulated Products in the manner that KMG may reasonably request after consultation with GB. Notwithstanding the foregoing, it is the parties expectation that 25% of the MSMA products (including Existing Inventory) produced by GB and purchased by KMG hereunder shall be Technical Product and 75% of the MSMA products (including Existing Inventory) produced by GB and purchased by KMG hereunder shall be Formulated Products. If this ratio increases or decreases by more than 10%, the parties shall meet in good faith to discuss an equitable adjustment to the price paid for MSMA products hereunder. It is agreed that the MSMA products manufactured and formulated hereunder shall constitute the entire output of the Plant during the Term (hereinafter defined) of this Agreement and GB shall not manufacture, formulate or package MSMA products during the Term for any other person or entity and GB and its affiliates shall not sell MSMA products after the date hereof. Any MSMA products manufactured or formulated by GB prior to the date hereof and unsold by GB at the date hereof (the "Existing Inventory") shall be purchased by KMG on the terms and conditions of this Agreement, except for existing inventory of DMSA and Ansar 8100 held by GB at Closing, which the parties agree GB can sell until depleted. GB shall not be restricted in any way under this Agreement from manufacturing, formulating or packaging products other than MSMA products.

         1.4 All costs and expenses necessary for the manufacturing and formulation of Technical Product and Formulated Products under this Agreement, including but not limited to the cost of raw materials, supplies and utilities, shall be borne by GB, provided, however, KMG shall purchase from GB (Ex Works the Plant, Incoterms 2000) at GB's actual cost all arsenic trioxide on hand at Plant Shutdown that has not been


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used to manufacture and formulate MSMA products hereunder ("Raw Materials").
At its option, KMG may also purchase from GB any Packaging Materials (as hereinafter defined) used for Packaging MSMA and remaining at Plant Shutdown at GB's actual cost. GB's invoice for the Raw Materials and Packaging Materials purchased by KMG shall include reasonable evidence of its actual cost and shall be payable net 30 days.

         1.5 After Plant Shutdown, GB shall thereafter have no obligation to manufacture Technical Product or Formulated Products for KMG.

         1.6 Title and risk of loss of or damage to Technical Product shall pass to KMG on December 31, 2000, Plant Shutdown or delivery of Technical Product to a carrier for shipment per instructions from KMG, whichever is earlier. Title and risk of loss of or damage to Formulated Products shall pass to KMG upon delivery of Formulated Products, packaged for shipment, to one or more off-site storage location selected by the parties.


                                   ARTICLE II
                                     PAYMENT

         2.1 For MSMA products, including Existing Inventory, manufactured and formulated by GB and sold to KMG hereunder, KMG shall pay GB a fee of [omitted subject to a request for confidential treatment] ("Tolling Fee"), payable as set forth in Section 2.3.

         2.2 The Tolling Fee shall be payable as follows: Each month GB shall invoice and KMG shall pay to GB the Tolling Fee (i) for each gallon of Formulated Product (including Existing Inventory of Formulated Product) placed into the agreed off-site storage facilities by GB in the preceding month and
(ii) prior to Plant Shutdown, for each gallon of Technical Product (including Existing Inventory of Technical Product) delivered in the preceding month by GB for shipment per shipping instructions from KMG. The monthly Inventory Report (hereinafter defined) shall be used for the preparation of such monthly invoices. Upon Plant Shutdown, KMG shall pay GB the Tolling Fee for each gallon of Technical Product manufactured by GB hereunder (excluding Technical Product formulated into Formulated Product and Technical Product delivered for shipment prior to Plant Shutdown).

         2.3 On or before five (5) business days after the end of each month during the Term, GB shall produce a report or accounting ("Inventory Report") of Formulated Product placed into the off-site storage area and of Technical Product as to which title and risk of loss has passed to KMG. In the preparation of the Inventory Report, GB shall be responsible for reporting on the amount of Formulated Product placed into the off-site storage area and of Technical Product as to which title and risk of loss has


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passed to KMG. Each Inventory Report shall set forth the quantity of MSMA products (including Existing Inventory) manufactured and formulated under this Agreement during the preceding month and in the aggregate and be in such form as the parties may reasonably agree.

         2.4 Notwithstanding anything to the contrary in this Article II, KMG shall take delivery of and pay for all Existing Inventory, MSMA products, Raw Materials (and Packaging Materials, if applicable) manufactured for or supplied to KMG hereunder no later than June 30, 2001.

         2.5 The Tolling Fee payable under this Article II is exclusive of all sales taxes, duties, or other similar fees or charges related to the sale of the MSMA products; to the extent GB is subject to any such taxes, fees or charges, KMG shall reimburse GB.


                                   ARTICLE III
                             PACKAGING AND SHIPPING

         3.1 GB shall package, label, mark, and handle (such activities generally collectively referred to herein as "Packaging") the Formulated Products in accordance with the specifications in SCHEDULE 2 hereto. GB, at its sole cost and expense, shall supply all raw materials, containers, cartons, strapping and other packaging materials ("Packaging Materials") required to formulate and package the Formulated Products. Copies of material safety data sheets for the MSMA products, including applicable raw materials, and a list of packaging components are attached hereto as SCHEDULE 3 (the "Packaging Components").

         3.2 From time to time KMG shall submit shipping instructions to GB for quantities of Technical Product. All quantities shall be for immediate shipment unless otherwise provided in the shipping instructions. GB shall at its cost and expense remove Technical Products from storage at the Plant and load them on the carrier in accordance with the shipping instructions. GB shall at its cost and expense transport all Formulated Product to the agreed off-site storage facilities selected by the parties. KMG shall be responsible for removing any Formulated Products from storage at such off-site facilities and shall pay any and all costs associated with loading and shipping such Formulated Products from the storage facilities.


                                   ARTICLE IV
                            STORAGE OF MSMA PRODUCTS

         4.1 GB shall store Technical Product in bulk form in its dedicated storage tank to the maximum of GB's dedicated storage tankage, but not exceeding 150,000


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gallons. GB shall store Formulated Products at off-site storage facilities selected by the parties.

         4.2 All costs and expenses of storage of MSMA products at the Plant shall be borne by GB and KMG shall not be charged any rent, stocking, handling or other similar fee in connection therewith. All costs and expenses of storage at off-site facilities of MSMA products, including warehouse in/out charges, shall be borne by KMG or reimbursed by KMG to GB.


                                    ARTICLE V
                          MSMA PRODUCTS LOSS AVOIDANCE

         5.1 GB shall undertake reasonable efforts to minimize any loss, theft of or damage to KMG's Technical Product and Formulated Products while in GB's possession or control.

         5.2 GB agrees to notify KMG within ten (10) business days upon its becoming aware of any loss, theft or damage to MSMA products.


                                   ARTICLE VI
                                  WASTE ISSUES

         6.1 GB will dispose of all waste resulting from the activities hereunder. At KMG's request, GB shall provide KMG with copies of any manifests or other documentation relating to such waste disposal.


                                   ARTICLE VII
                     QUALITY CONTROL, SAMPLING AND REPORTING

         7.1 KMG shall have the right to enter GB's Plant with prior notice to GB during regular business hours for the purpose of observing the manufacture of Technical Product, the formulating of Formulated Products, the packaging of Formulated Products, conducting inventories, inspecting the quality of the Technical Product and the Formulated Products and its packaging, and/or obtaining samples of the materials being furnished.

         7.2 For each lot of Technical Product and Formulated Product prepared, GB shall perform quality assurance pursuant to GB's Product Manuals, a copy of which have been provided to KMG. Copies of each quality assurance report shall be provided to KMG.



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         7.3 Any and all costs and expenses incurred by or for the account of
GB outside of the Plant in performing the sampling and analysis pursuant to this Article VII shall be invoiced directly to KMG or reimbursed by KMG on request.

         7.4 For samples sent to KMG, all samples shall be properly packaged and shipped to a storage destination of KMG's choice.


                                  ARTICLE VIII
                      WARRANTIES AND LIMITATION OF DAMAGES

         8.1 GB warrants that all Technical Product will comply with the specifications on SCHEDULE 1 when delivered to KMG. EXCEPT AS PROVIDED IN THE FOREGOING SENTENCE, GB MAKES NO WARRANTY, EXPRESS OR IMPLIED WITH REGARD TO THE TECHNICAL PRODUCTS OR GB'S SERVICES HEREUNDER, AND ANY IMPLIED WARRANTY OF SUITABILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY DISCLAIMED.

         8.2 GB warrants its formulation and packaging of all Formulated Products hereunder shall comply with the specifications therefor set forth in
SCHEDULE 2. EXCEPT AS PROVIDED IN THE FOREGOING SENTENCE, GB MAKES NO WARRANTY, EXPRESS OR IMPLIED WITH REGARD TO THE FORMULATED PRODUCTS OR GB'S SERVICES HEREUNDER, AND ANY IMPLIED WARRANTY OF SUITABILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY DISCLAIMED.

         8.3 Notwithstanding any other provision of this Agreement, in the event either party is liable to the other for any matter relating to this Agreement, whether arising in contract, equity or tort (including without limitation any claim for negligence), and in addition to any other limitation of liability or remedy set forth in this Agreement, the amount of damages recoverable by either party shall not include any amount for ANY INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST INCOME OR LOST SAVINGS.


                                   ARTICLE IX
                             INDEPENDENT CONTRACTOR

         9.1 In the performance of this Agreement, GB is engaged as an independent business as an independent contractor, and nothing herein shall be construed to the contrary. GB shall act as an independent contractor for KMG in performing hereunder, and shall furnish all labor, supervision, machinery and equipment necessary for its performance hereunder and shall obtain and maintain all building and other permits and licenses required by public authorities in connection therewith. Neither party reserves


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any right to exercise any control over any of the other party's employees, who shall be entirely under the control and direction of such party. Nothing in this Agreement shall make either party the partner, agent, or representative of the other party.


                                    ARTICLE X
                           GENERAL INDEMNITY AGREEMENT

         10.1 GB shall assume full responsibility for and shall defend, indemnify and hold harmless KMG, its directors, officers, employees, agents and direct and indirect affiliates, from and against any and all losses, claims, obligations, liens, encumbrances, liabilities, penalties, causes of actions, damages, costs and expenses, (including, without limitation, orders, judgments, fines, amounts paid in settlement and reasonable attorneys' fees and expenses), whether the foregoing are based in contract, tort, strict liability, breach of warranty, the sole or concurrent negligence of GB or any person whose negligence, duties, actions or liabilities may be attributed or imputed to GB, or any other legal theory, for personal injury to or death of persons (including employees of GB or KMG), damage to (including loss of use of) or destruction of any property, or damage or harm to, contamination of or adverse effect on human beings or the environment, proximately caused by (i) the failure of any of the Technical Product or Formulated Product manufactured or formulated by GB hereunder to meet the specifications therefor set forth in
Schedule 1 and Schedule 2, respectively; (ii) any grossly negligent act or omission hereunder of GB, its officers, employees, agents or contractors; or
(iii) any violation of any law or regulation by GB, its officers, employees, agents or contractors.

         10.2 KMG shall assume full responsibility for and shall defend, indemnify and hold harmless GB, its directors, officers, employees and agents and direct and indirect affiliates, from and against any and all loss or claims, obligations, liens, encumbrances, liabilities, penalties, causes or action, damages, costs and expenses (including without limitation, orders, judgments, fines, amounts paid in settlement and reasonable attorneys' fees and expenses), whether the foregoing are based in contract, tort, strict liability, breach of warranty, the sole or concurrent negligence of KMG or any person whose negligence, duties, actions or liabilities may be attributed or imputed to KMG, or any other legal theory, for personal injury to or death of persons (including employees of KMG or GB), and/or damage to (including loss of use of) or destruction of any property or, damage or harm to, or contamination of or adverse effect on human beings or the environment, proximately caused by (i) any grossly negligent act or omission hereunder of KMG, its officers, employees, agents or contractors; (iii) any violation of any law or regulation by KMG, its officers, employees, agents or contractors.


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         10.3 The obligations of Section 10.1 and 10.2 shall continue beyond the termination of any other portion of this Agreement.


                                   ARTICLE XI
                              COMPLIANCE WITH LAWS

         GB and KMG each shall comply with all laws, rules and regulations of governmental authorities regarding or in connection with the performance of its obligations hereunder.


                                   ARTICLE XII
                            CONFIDENTIAL INFORMATION

         That certain Confidentiality Agreement dated February 3, 2000 between GB Biosciences and Purchaser shall remain in force and effect in accordance with its terms notwithstanding any termination of this Agreement.


                                  ARTICLE XIII
                                  FORCE MAJEURE

         13.1 Subject to Section 13.2 neither party shall be subject to any liability for delay in performance, or nonperformance, as a result of fire, flood, natural catastrophe, strike, riot, act of government authority or compliance with government request, act of God, or other contingencies and circumstances beyond its reasonable control interfering with the production, supply or transportation of the materials covered by this Agreement (including any raw materials and energy sources) or used in connection therewith. Each party shall give the other party prompt written notice of any occurrence of an event of force majeure, the nature thereof, and the extent to which the affected party will be unable to fully perform its obligations hereunder. Each party further agrees to use all reasonable efforts to correct the condition as quickly as possible. If such period of force majeure continues for a period of thirty (30) days, the party not experiencing the event of force majeure may terminate this Agreement by giving the other party at least ten (10) days prior written notice thereof.

         13.2 Notwithstanding Section 13.1, neither party shall be excused for delay in performance, or nonperformance, by reason of events of force majeure for more than fifteen (15) days in any calendar year. Upon the termination of force majeure events, the party not claiming an excuse by reason of such force majeure events may, at its option, either (i) cancel quantities from this Agreement not shipped due to the force majeure events without affecting the balance of this Agreement, or (ii) extend this Agreement one day for each day that performance is suspended due to force majeure events.


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                                   ARTICLE XIV
                              TERM AND TERMINATION

         14.1 Unless otherwise terminated as provided herein, the term ("Term") of this Agreement shall begin on the date of this Agreement and shall end on June 30, 2001.

         14.2 Notwithstanding Section 13.1, this Agreement may be terminated
(a) by either party at any time on the other party's breach of the material terms of this Agreement by giving the breaching party at least sixty (60) days' prior written notice thereof, provided that such breach is not cured to the non-breaching party's reasonable satisfaction within such sixty (60) day notice period; (b) by the mutual written agreement of the parties; or (c) by either party in the event that the other party becomes insolvent, or generally unable to pay its debts as they become due or shall become the subject of a bankruptcy, conservatorship, receivership or similar proceeding, or shall make a general assignment for the benefit of its creditors.

         14.3 In the event of any termination hereof, KMG shall pay GB for any raw materials or Packaging Components purchased for KMG prior to the date of termination which cannot be returned to the vendor or immediately used by GB for other products handled by GB, as well as for any other costs incurred by GB with regard to the preparing for or undertaking any services hereunder.


                                   ARTICLE XV
                                   ASSIGNMENT

         15.1 Neither party may assign its rights or delegate its performance hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; and any attempted assignment or delegation or transfer without such consent shall be void. Notwithstanding the foregoing, or any other provision of this Agreement, KMG acknowledges that the parent company of GB has announced plans to merge with the agrochemicals business of Novartis AG to form Syngenta AG. The parties acknowledge that if, following completion of Syngenta transaction, the Syngenta group internally reorganizes, then this Agreement may be assigned by GB to a reorganized affiliate with notice to, but without the prior written consent of, KMG.


                                   ARTICLE XVI
                                     NOTICES

         16.1 All notices hereunder shall be given in writing by certified or registered mail, with postage prepaid, addressed to each of the parties hereto as its address set


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forth below, or at such other address as may be specified in writing by such party. Any notice thus given shall be deemed effective on the date of mailing:

If to GB:
                  GB Biosciences Corporation
                  1800 Concord Pike
                  Wilmington, DE 19850
                  Attn.: Plant Manager
                  Fax: 302-886-1552
                  Phone: 302-886-1000

If to KMG:

                  KMG-Bernuth, Inc.
                  10611 Harwin, Suite 402
                  Houston, Texas 77035
                  Attention: President
                  Fax: 713-988-9298
                  Phone: 713-988-9252


                                  ARTICLE XVII
                                  CHOICE OF LAW

         17.1 This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without regard to its principles of conflict of law.


                                  ARTICLE XVIII
                               DISPUTE RESOLUTION

         18.1 If any dispute arises in connection with this Agreement, the parties agree to discuss such dispute in good faith and attempt to resolve it without recourse to the formal dispute resolution mechanism provided in
Section 18.2.

         18.2 After discussions provided in Section 18.1, either party may provide written notice to the other party that a dispute has arisen to be resolved through the mechanism set forth in this Section 18.2. Upon issuance and receipt of such notice, GB and KMG, acting through GB's designated representative and KMG's designated representative respectively, in good faith shall strive to resolve any such noticed dispute; those representatives may agree to retain jointly an independent mediator to assist in resolving the dispute. If, however, such representatives of GB and KMG fail for any reason to resolve the dispute within ninety (90) days after the date of the


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written notice of dispute resolution, then and only then shall the parties be free to pursue their remedies at law or in equity; provided, however, that the parties shall be free at any and all times to seek injunctive relief, regardless of whether they have availed themselves of the dispute resolution process set forth in Section 18.1 and 18.2


                                   ARTICLE XIX
                                  MISCELLANEOUS

         19.1 This Agreement constitutes the full understanding of the parties, a complete allocation of risk KMG between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the manufacturing, purchase and sale of the Technical Product, Formulated Product and the packaging of the Formulated Product hereunder and supersede any and all prior agreements, whether written or oral, that may exist between the parties. Except as provided otherwise in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the parties to be bound, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the parties to be bound.

         19.2 Section headings as to the contents of particular sections (Articles) are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections (Articles) to which they refer.

         19.3 All provisions of this Agreement are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

         19.4 This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives all as of the date first above written.

                                        KMG-BERNUTH, INC.



                                        By:      /s/ David L. Hatcher
                                           ----------------------------------
                                                 David L. Hatcher
                                                 President


                                        GB BIOSCIENCES CORPORATION



                                        By:      /s/ Vincent Pascarelli
                                           ----------------------------------
                                                 Vincent Pascarelli
                                                 Attorney-in-Fact





















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